EXHIBIT 99.2
Vanguard Health Systems, Inc.
Supplementary Financial Information
Adjusted EBITDA Margin
Presentation of Most Directly Comparable GAAP Financial Measure (Net Income/Loss Attributable to
Vanguard Health Systems, Inc. Stockholders Margin)
and Reconciliation of Adjusted EBITDA to Net Income/Loss Attributable to Vanguard Health Systems, Inc.
Stockholders Margin

	Quarter ended June 30,		Year ended June 30,
(in millions, unaudited)	2009	2010	2009	2010
Adjusted EBITDA	$74.5	$82.9	$302.7	$326.6
Total revenues	826.5	858.4	3,185.4	3,376.9

Adjusted EBITDA Margin	9.0%	9.7%	9.5%	9.7%

Adjusted EBITDA	$74.5	$82.9	$302.7	$326.6
Interest, net	(27.0)	(30.8)	(111.6)	(115.5)
Income tax benefit (expense)	(3.3)	(4.4)	(16.8)	13.8
Depreciation and amortization	(34.2)	(37.7)	(128.9)	(139.6)
Non-controlling interests	(0.9)	(0.8)	(3.2)	(2.9)
Gain (loss) on disposal of assets	0.2	(1.4)	2.3	(1.8)
Equity method income	0.4	0.1	0.8	0.9
Stock compensation	(1.0)	(0.7)	(4.4)	(4.2)
Monitoring fees and expenses	(1.3)	(1.2)	(5.2)	(5.1)
Realized holding loss on investments	—	—	(0.6)	—
Debt extinguishment costs	—	(0.3)	—	(73.5)
Acquistion related expenses	—	(3.1)	—	(3.1)
Impairment loss	(6.2)	—	(6.2)	(43.1)
Income (loss) from discontinued operations, net of taxes	0.6	0.2	(0.3)	(1.7)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$1.8	$2.8	$28.6	$(49.2)
Total revenues	$826.5	$858.4	$3,185.4	$3,376.9

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders margin	0.2%	0.3%	0.9%	(1.5)%